Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266624-04

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2022)

$

Entergy Louisiana, LLC

Collateral Trust Mortgage Bonds,         % Series due                 , 20

We are offering $         million of our Collateral Trust Mortgage Bonds,         % Series due                 , 20     , referred to in this prospectus supplement as the “bonds.” We will pay interest on the bonds semi-annually in arrears on                  and                  of each year. The first interest payment on the bonds will be made on                 , 2023.

The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to                  , 20    , at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after                 , 20    , prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus, in each case, any accrued and unpaid interest thereon to, but not including, the redemption date. The bonds will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the bonds are a series of collateral trust mortgage bonds issued under our mortgage and deed of trust, which has the benefit of (i) a lien (subject to certain exceptions and permitted liens) on substantially all of our tangible electric and gas utility property in Louisiana and our electric utility properties located in Union County, Arkansas and certain related properties and (ii) the first mortgage lien (subject to certain exceptions and permitted liens) securing first mortgage bonds that we have issued to the trustee as the basis for issuing collateral trust mortgage bonds.

The bonds will constitute a new class of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds on any automated quotation system.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)		Underwriting Discount		Proceeds to Entergy Louisiana (before expenses)
Per bond		%		%		%
Total	$		$		$

(1)	The price to public will also include any interest that has accrued on the bonds since the issue date if delivered after that date.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking S.A., on or about August    , 2022.

Joint Book-Running Managers

Barclays Green Structuring Agent	BNP PARIBAS	BofA Securities

Morgan Stanley	Scotiabank

Co-Manager

Siebert Williams Shank

August    , 2022

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the bonds in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Entergy Louisiana,” “we,” “us” and “our” refer to Entergy Louisiana, LLC.

RISK FACTORS

Investing in the bonds involves certain risks. In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information set forth and referred to below in this section.

Risks Related to Entergy Louisiana

Please refer to the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Related to the Bonds

The bonds may not be a suitable investment for all investors seeking exposure to green, social or sustainable assets.

There is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable” or equivalently-labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. No assurance or representation is given as to the suitability or reliability for any purpose of any second party opinion that may be made available in connection with the issuance of the bonds and, in particular, with respect to whether any Eligible Projects (as defined below) fulfill any environmental, social, sustainability or other criteria. Furthermore, any second party opinion is not, and should not be deemed to be, a recommendation by us or any other person to buy, sell or hold the bonds. Any second party opinion is not, nor shall it be deemed to be, incorporated in or form a part of this prospectus supplement or the accompanying prospectus. Currently, the providers of any such opinions are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any opinion or any additional opinion attesting that we or our parent, Entergy Corporation (“Entergy”) is not complying in whole or in part with any matters for which any opinion is opining may have a material adverse effect on the value of the bonds and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The examples of Eligible Projects described under “Use of Proceeds” in this prospectus supplement are for illustrative purposes only and no assurance can be provided that allocations for Eligible Projects with these specific characteristics will be made by us with an amount equivalent to the net proceeds from the issuance and sale of the bonds. Neither the terms of the bonds nor the Mortgage (as defined in the accompanying prospectus) require us to allocate an amount equivalent to the net proceeds as described under “Use of Proceeds” in this prospectus supplement and any failure by us to comply with the anticipated allocation of an amount equivalent to the net proceeds will not constitute a breach of or an event of default under the bonds or the Mortgage. Additionally, any information that we provide concerning the environmental or social impacts of the bonds will be estimates determined by our management to the best of their ability based on the information available to them at such time. The determinations giving rise to such impact information are inherently imprecise and should not be taken as statements of fact. There can be no assurance that the Eligible Projects to which we allocate an amount equal to the net proceeds from the issuance and sale of the bonds will meet investor expectations regarding environmental or social performance. Adverse environmental or social impacts may occur during the implementation of the Eligible Projects or the Eligible Projects may become controversial or criticized by activist groups or other stakeholders which may have a material adverse effect on the value of the bonds and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose. In addition, the market price of the bonds may also be impacted by any failure by us to allocate an amount equivalent to the net proceeds from the issuance and sale of the bonds to Eligible Projects or to meet or continue to meet the investment requirements for certain investors with mandates to invest in securities to be used for a particular purpose.

While no assurance can be provided that any such listing will occur, and we do not intend to apply for any such listing, in the event that the bonds are listed or admitted to trading on any dedicated “green,” “social,” “environmental,” “sustainable” or other equivalently-labeled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance can be given that such listing or admission would satisfy, whether in whole or in part, any present or future investor expectations or requirements, or that any such listing or admission to trading would be maintained during the life of the bonds. In the event that the bonds are so listed, any change to the listing or admission status of the bonds may have a material adverse effect on the value of the bonds and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from (i) our annual financial statements for the three-year period ended December 31, 2021, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) our unaudited financial statements for the six months ended and as of June 30, 2022 incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Twelve Months Ended
	June 30,	December 31,
	2022	2021	2020	2019
		(in thousands)
Income Statement Data:
Operating Revenues	$5,474,963	$5,068,448	$4,069,862	$4,285,175
Operating Income	779,475	926,780	864,821	896,642
Interest Expense	352,035	337,349	312,205	274,063
Net Income	810,950	653,984	1,082,352	691,537
Earnings Applicable to Member’s Equity	810,692	653,984	1,082,352	691,537

	As of June 30, 2022(1)
	Amount	Percent
	(dollars in thousands)
Balance Sheet Data:
Member’s Equity	$9,514,529	47.8%
Accumulated Other Comprehensive Income	7,174	0.0
Noncontrolling Interest	31,894	0.2

Total Equity	9,553,597	48.0
Long-Term Debt (including current maturities)	10,369,840	52.0

Total Capitalization	$19,923,437	100.0%

(1)

As a result of our intended use of net proceeds from the issuance and sale of the bonds as described under “Use of Proceeds” in this prospectus supplement, this offering will not have a material effect on our capitalization.

USE OF PROCEEDS

General

We anticipate that the net proceeds from the issuance and sale of the bonds will be approximately $        million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to allocate an amount equal to the net proceeds from the issuance and sale of the bonds to finance and/or refinance, in whole or in part, existing or new eligible green projects (as further defined below, “Eligible Projects”) in accordance with the eligibility criteria outlined below. We anticipate that an amount equal to the net proceeds from the issuance and sale of the bonds will be fully allocated within five years following the issuance and sale of the bonds. We intend to use the net proceeds from the issuance and sale of the bonds, together with other available funds, (i) to repay or redeem on or prior to maturity a portion of the outstanding $665 million aggregate principal amount of our Collateral Trust Mortgage Bonds, 0.62% Series due November 17, 2023, (ii) to repay or redeem on or prior to maturity the outstanding $200 million aggregate principal amount of our First Mortgage Bonds, 3.30% Series due December 1, 2022, (iii) to repay debt incurred under our $350 million revolving credit facility which expires in June 2027 and/or (iv) for general corporate purposes. Pending the application of the net proceeds of the bonds, we may invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy System money pool. This prospectus supplement shall not constitute a notice of redemption of such collateral trust mortgage bonds or first mortgage bonds for which the net proceeds from the issuance and sale of the bonds may be used.

At August 16, 2022, we had approximately $150 million of debt outstanding under our revolving credit facility bearing interest at the weighted average interest rate of 3.61% per year on the drawn portion of the revolving credit facility. Certain of the underwriters, either directly or through affiliates, are lenders under our revolving credit facility and accordingly may receive a portion of the net proceeds from this offering pursuant to the repayment of borrowings under such revolving credit facility. Certain of the underwriters or their affiliates may own a portion of the collateral trust mortgage bonds or first mortgage bonds that may be redeemed with the net proceeds from this offering and may, therefore, receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Eligible Projects

“Eligible Projects” are investments and expenditures that meet the eligibility criteria outlined below, including those originated during the 36 months prior to the issuance date of the bonds through their maturity. We anticipate, however, that an amount equal to the net proceeds from the issuance and sale of the bonds will be fully allocated to Eligible Projects within five years following the issuance and sale of the bonds. Net proceeds from the issuance and sale of the bonds may be allocated to a single Eligible Project or any combination of Eligible Projects, and no assurance can be provided that any amount will be allocated to fund any particular category of Eligible Projects.

We anticipate that the allocation of an amount equivalent to the net proceeds from the issuance and sale of the bonds to Eligible Projects will be in alignment with the International Capital Markets Association’s Green Bond Principles 2021.

“Eligible Projects” means projects within the following categories:

•	Renewable Energy

○

Investments in, or expenditures related to the construction, acquisition, research and development (“R&D”), expansion, operation, production and maintenance of new and existing renewable energy generation, including wind, solar, and hydropower (with capacity of 25 megawatts or less) and any associated infrastructure and storage.

○

Expenditures related to transmission and distribution network projects that aim to connect renewable energy sources, support increased deployment of renewables on the grid or reduce greenhouse gas emissions through installation of equipment that will improve system efficiency or energy use management.

○

Expenditures under power purchase agreements and virtual power purchase agreements, in each case, with a contract term of at least five years entered into prior to the commercial operation of a facility or the rehabilitation of an existing facility.

○	Investments in green tariffs and customer portal developments to promote participation and increased usage of renewable energy.

•	Climate Change Adaptation

○

Investments in generation, transmission and distribution infrastructure designed to increase system/grid resilience and improve customer reliability and mitigate impacts resulting from climate change, such as severe weather events, including more frequent and intense hurricanes, flooding, heatwaves, ice storms and other severe cold weather, as well as other impacts and changing weather patterns, including but not limited to system hardening efforts through installation of composite poles or rebuilds and distribution automation.

•	Energy Efficiency

○

Investments in, or expenditures related to reducing energy use and improving energy efficiency, including advanced metering and grid infrastructure, battery storage and related grid assets and programs to aid customers with improving energy efficiency, such as rebates and costs to provide customer energy audits.

○

Construction, development, expansion, production, acquisition, R&D and maintenance, or investments in technologies that increase operational energy efficiency or reduce energy consumption (e.g., building automation systems, LED lighting and sensors).

○	Investments in, or expenditures related to R&D for energy efficient solutions.

•	Clean Transportation

○

Investments in, or expenditures related to the procurement, maintenance and operation of electric vehicles (“EV”) and related infrastructure, including but not limited to fleet electrification, EV charging stations and infrastructure.

We will not intentionally make such allocations to:

•	activities related to the exploration, production or transportation of fossil fuels; or

•	consumption of fossil fuels for the purpose of power generation.

Process for Project Evaluation and Selection

Entergy’s sustainable finance committee (with members of the treasury, sustainability & environmental policy, finance business partners and legal departments) will assess and evaluate projects to ensure that only projects aligning with the Eligible Projects categories outlined above are selected for allocation. The sustainable finance committee’s responsibilities include, among other things, assessing and evaluating, in coordination with Entergy’s corporate risk committee, project alignment with the Eligible Project categories, approving allocation to Eligible Project expenditures, overseeing the internal tracking system to ensure allocation remains aligned with the Eligible Project categories, identifying projects that no longer align with the Eligible Project categories, and overseeing the process to report on allocation and, where feasible, impact, as well as compliance with our risk management processes, including those relating to environmental and social risk.

Management of Proceeds

Entergy’s treasury department will manage the allocation to Eligible Projects of an amount equivalent to the net proceeds from the issuance and sale of the bonds. So long as the bonds remain outstanding, Entergy’s treasury department will maintain internal records to track an amount equivalent to the net proceeds from the issuance and sale of the bonds and the allocation of such amount to Eligible Projects. Pending allocation, an amount equivalent to the net proceeds from the issuance and sale of the bonds will be managed in accordance with Entergy’s standard liquidity management practices, including for the purposes set forth above. If a material project to which a portion of such allocated amount has been allocated no longer meets the eligibility criteria described above, we will use reasonable efforts to reallocate such portion to other Eligible Projects as soon as practicable.

Payment of principal, premium, if any, and interest on the bonds will be made from our general funds and will not be linked to the performance of any Eligible Projects.

Reporting

While the bonds are outstanding, we will provide and keep publicly available information related to the allocation or disbursement of an amount equivalent to the net proceeds from the issuance and sale of the bonds. This information will include the total amount allocated or disbursed to each Eligible Project category, the balance of such amount not yet allocated or disbursed and the proportional amount allocated or disbursed between prior and future Eligible Project expenditures. Reporting will be provided no later than one year after issuance of the bonds and updated at least annually until full allocation or disbursement of an amount equal to the net proceeds from the issuance and sale of the bonds and as necessary thereafter in the event of material developments.

Where feasible, we will report, through impact metrics and case studies, estimated environmental and social impacts of Eligible Projects to which a portion of an amount equivalent to the net proceeds from the issuance and sale of the bonds has been allocated. Definitions, calculations and reporting of the impact metrics will be at our sole discretion.

Annually, until full allocation or disbursement of an amount equal to the net proceeds from the issuance and sale of the bonds, we will publish a management assertion regarding such allocation or disbursement toward Eligible Projects, which will be accompanied by a report from an independent registered public accounting firm in respect of its examination of management’s assertions conducted in accordance with attestation standards established by the American Institutes of Certified Public Accountants.

Relationship to Mortgage and Bonds

Neither the bonds nor the Mortgage requires us to allocate an amount equivalent to the net proceeds from the issuance and sale of the bonds as described above, and any failure by us to comply with the foregoing will not constitute a breach of or an event of default under the bonds or the Mortgage. The above description of the use of the proceeds from the issuance and sale of the bonds and the allocation of an amount equivalent to the net proceeds to Eligible Projects is not intended to modify or add any covenant or other contractual obligation undertaken by us under the bonds or the Mortgage.

DESCRIPTION OF THE BONDS

General

The Mortgage permits us to issue collateral trust mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the Mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds — Issuance of Additional Bonds — Issuance of Additional Collateral Trust Mortgage Bonds.” All collateral trust mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional collateral trust mortgage bonds of such series. Thus, we may, from time to time, without notice to or consent of the existing holders of the bonds, create and issue further collateral trust mortgage bonds having the same terms and conditions as the bonds offered hereby in all respects, except for the issue date, the price to public and, if applicable, the initial interest payment date for such collateral trust mortgage bonds. Additional collateral trust mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding collateral trust mortgage bonds of such series.

Interest, Maturity and Payment

We are offering $         million of our Collateral Trust Mortgage Bonds,         % Series due                 , 20    . We will pay interest on the bonds semi-annually in arrears on                      and                      of each year, beginning on             , 2023. Interest will accrue at the rate of         % per year and will start to accrue from the date that the bonds are issued. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of         % per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next Business Day and without any interest or other payment in respect of such delay.

As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee under the Mortgage is closed for business.

Form and Denomination

The bonds will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC.

Optional Redemption

Prior to             , 20     (     months prior to the maturity date of the bonds) (the “Par Call Date”), we may redeem the bonds at our option, in whole or in part, on not less than 10 nor more than 60 days’ notice, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus     basis points less (b) interest accrued to the redemption date, and

(2)	100% of the principal amount of the bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, we may redeem the bonds, in whole or in part, on not less than 10 nor more than 60 days’ notice, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee under the Mortgage, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the Mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of collateral trust mortgage bonds of any series under the Mortgage including the bonds.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date as follows:

(1)

we shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2)

if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3)

if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.

In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Purchase of the Bonds

We or our affiliates may, at any time and from time to time, purchase all or some of the bonds at any price or prices by means other than redemption, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.

Issuance of Additional Collateral Trust Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional Bonds — Issuance of Additional Collateral Trust Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue collateral trust mortgage bonds under the Mortgage and the related requirements for such issuance, which bases may be Class A Bonds (as defined in the accompanying prospectus) issued to the trustee under the Mortgage, unfunded property additions, retired collateral trust mortgage bonds or cash.

The bonds offered by this prospectus supplement will be issued on the basis of Class A Bonds.

Book-Entry Only Securities

The bonds will trade through DTC. Upon issuance of the bonds, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the bonds represented by global securities registered in the name of a nominee of DTC to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. The global securities will be deposited with the trustee as custodian for DTC.

Holders of bonds may elect to hold interests in a global security through DTC, Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books. Investors will be able to make and receive through Euroclear and Clearstream, payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

For a description of DTC and its book-entry system, see “Description of the New Bonds — Book-Entry Only Securities” in the accompanying prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the direct and indirect participants’ records, and Clearstream and Euroclear will credit on their book-entry registration and transfer systems the amount of bonds sold to certain non-U.S. persons to the accounts of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the Beneficial Owner entered into the transaction.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.

Due to time-zone differences, credits of the bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream participant or Euroclear participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the bonds by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section and in the accompanying prospectus under “Description of the New Bonds — Book-Entry Only Securities” concerning DTC and DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any underwriter involved in the offer or sale of the bonds, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any underwriter involved in the offer or sale of the bonds, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.	additional information about the terms of the bonds,

2.	general information about the Mortgage and the trustee under the Mortgage,

3.	a description of certain restrictions contained in the Mortgage,

4.	a description of events of default under the Mortgage, and

5.	a description of reservations of rights to amend certain provisions of the Class A Mortgages (as defined in the accompanying prospectus) described in the accompanying prospectus without your consent.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of the bonds applicable to Non-U.S. Holders (as defined below) as of the date hereof. Except where noted, this discussion deals only with bonds that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment) by Non-U.S. Holders that purchase the bonds in the offering at their “issue price,” which will equal the first price at which a substantial amount of the bonds is sold for money to holders (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a Non-U.S. Holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to Non-U.S. Holders that may be subject to special tax treatment, such as accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements. In addition, this discussion does not address any aspects of state, local or foreign tax laws.

This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of bonds that is, for U.S. federal income tax purposes:

•	a nonresident alien individual (but not a U.S. expatriate);

•	a foreign corporation;

•	an estate the income of which is not subject to U.S. federal income taxation on a net income basis; or

•

a trust if no court within the United States is able to exercise primary supervision over its administration or if no U.S. persons have the authority to control all substantial decisions of the trust, and that does not have a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds bonds, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partnerships holding bonds and partners in such partnerships should consult their tax advisors.

Prospective investors should consult their tax advisors as to the particular tax consequences to them of the purchase, ownership and disposition of the bonds, including the application and effect of U.S. federal, state, local and foreign tax laws.

U.S. Federal Withholding Tax

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” the 30% U.S. federal withholding tax that is generally imposed on interest from U.S. sources should not apply to interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on a bond to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock;

•	the Non-U.S. Holder is not a bank acquiring the bonds as an extension of credit entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such Non-U.S. Holder is not a U.S. person (generally by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms).

Special certification and other rules apply to certain Non-U.S. Holders that are pass through entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on the bonds made to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless that Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the bonds.

U.S. Federal Income Tax

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, is attributable to that permanent establishment), the Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis at the same graduated rates applicable to a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may also, under certain circumstances, be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of a bond generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the U.S.); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

The amount of interest paid on the bonds to Non-U.S. Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty or the portfolio interest exemption. Copies of the information returns reflecting income in respect of the bonds may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the bonds or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of bonds to or through a U.S. office of any broker as long as the Non-U.S. Holder:

•

has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the Non-U.S. Holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of bonds to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of bonds will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to interest payments on the bonds if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of bonds, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the bonds with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. Proposed Treasury regulations upon which taxpayers and withholding agents are entitled to rely eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of the bonds. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the bonds.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of bonds, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Name	Principal Amount of Bonds
Barclays Capital Inc.	$
BNP Paribas Securities Corp.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
Siebert Williams Shank & Co., LLC

Total	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the bonds directly to the public at the price to public set forth on the cover page hereof and may offer the bonds to certain securities dealers at such price less a concession not in excess of         % of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of         % of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discount we will pay to the underwriters in respect of this offering:

Per bond		%
Total	$

We estimate that our total expenses for this offering will be approximately $875,000, excluding the underwriting discount.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

The bonds will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

To facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Settlement

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+4, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than two business days prior to the scheduled settlement date should consult their own advisors.

Selling Restrictions

No action has been or will be taken in any jurisdiction except for the United States that would permit a public offering of any of the bonds, or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each underwriter shall comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers bonds or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any other offering material, in all cases, at its own expense.

Notice to Prospective Investors in Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of bonds in any Member State of the EEA will be made pursuant to an exemption under the EU Prospectus Regulation from a requirement to publish a prospectus for offers of bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the EU Prospectus Regulation and any relevant implementing measure in each Member State of the EEA. No prospectus is required in accordance with the EU Prospectus Regulation for this issue of bonds.

Each person located in a Member State of the EEA to whom any offer of bonds is made, or who receives any communication in respect of an offer of bonds, or who initially acquires any bonds, or to whom the bonds are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that (i) it is a “qualified investor” within the meaning of the law in that Member State of the EEA implementing Article 2(e) of the EU Prospectus Regulation; and (ii) it is not a retail investor (as defined above).

Notice to Prospective Investors in the United Kingdom

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 (collectively, “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of bonds in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation. No prospectus is required in accordance with the UK Prospectus Regulation for this issue of bonds.

This prospectus supplement and the accompanying prospectus are not being distributed, nor have they been approved for the purposes of section 21 of the FSMA, by a person authorized under the FSMA. In addition, in the UK this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) of the Order, (iii) are outside the UK, or (iv) are persons to whom they may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this prospectus supplement and the accompanying prospectus, the recipient warrants and acknowledges that it is such a relevant person. Any bonds or investment activity to which this prospectus supplement and the accompanying prospectus relate will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their content.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the UK.

References to regulations or directives include, in relation to the UK, those regulations or directives as they form part of UK domestic law by virtue of the EUWA or have been implemented in UK domestic law, as appropriate.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and may continue to hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We may use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our $350 million revolving credit facility, including amounts we owe to the underwriters or their affiliates who have extended us loans under the credit facility as described under “Use of Proceeds” in this prospectus supplement. In addition, certain of the underwriters or their affiliates own a portion of the collateral trust mortgage bonds or first mortgage bonds that may be redeemed or repaid with the net proceeds from this offering. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to one or more underwriters (or their affiliates) in respect of such credit facility or in respect of such collateral trust mortgage bonds or first mortgage bonds, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is a class of securities that are “investment grade rated” within the meaning of Rule 5121. The underwriters will not make sales in this offering to any accounts over which they exercise discretionary authority without first receiving the specific written approval of the account holder.

PROSPECTUS

COLLATERAL TRUST MORTGAGE BONDS

ENTERGY LOUISIANA, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Telephone (504) 576-4000

We –

•	may periodically offer our collateral trust mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of collateral trust mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The Collateral Trust Mortgage Bonds –

•

will be secured by a lien (subject to certain exceptions and permitted liens) on substantially all of our tangible electric and gas utility property in Louisiana and our electric utility property located in Union County, Arkansas and certain related properties;

•

will have the benefit of the first mortgage lien (subject to certain exceptions and permitted liens) securing first mortgage bonds that we have issued to the trustee as the basis for issuing collateral trust mortgage bonds; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You –

•	will receive interest and principal payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of collateral trust mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those collateral trust mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the collateral trust mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the collateral trust mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of collateral trust mortgage bonds.

The date of this prospectus is August 8, 2022.

RISK FACTORS

Investing in the collateral trust mortgage bonds involves certain risks. In considering whether to purchase the collateral trust mortgage bonds being offered by this prospectus (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information,” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas and, as of October 1, 2015, the successor by merger to the regulated utility operations of the Texas limited liability companies Entergy Gulf States Louisiana, LLC and Entergy Louisiana, LLC (“Old Entergy Louisiana”), each formerly a public utility company providing services to customers in the State of Louisiana. We are the successor issuer to Old Entergy Louisiana pursuant to Rule 12g-3(a) and Rule 15d-5(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414(a) under the Securities Act. Our principal executive offices are located at 4809 Jefferson Highway, Jefferson, Louisiana 70121. Our telephone number is 1-504-576-4000. We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 1,100,000 customers in the State of Louisiana. We also purchase and retail natural gas to approximately 96,000 customers in the Baton Rouge, Louisiana area.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company, all of whose common membership interests are owned, directly or indirectly, by Entergy Corporation. The other major public utilities all of whose common securities are owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, LLC, Entergy Mississippi, LLC, Entergy New Orleans, LLC and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station, Entergy Operations, Inc., a nuclear management services company, and Entergy Services, LLC, an administrative services company from which we buy services.

We are subject to regulation by the Louisiana Public Service Commission as to our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore are required to file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated:

1.	our Annual Report on Form 10-K for the year ended December 31, 2021;

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022; and

3.	our Current Reports on Form 8-K filed May 19, 2022, July 11, 2022, and July 13, 2022.

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the New Bonds in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

The following description sets forth the general terms and provisions of the New Bonds that we may offer by this prospectus. We will describe in one or more prospectus supplements the particular terms of the New Bonds and provisions that vary from those described below.

We may issue the New Bonds from time to time in the future, in one or more series, under a Mortgage and Deed of Trust dated as of November 1, 2015 (the “Execution Date”), as it has heretofore been and may be amended or supplemented from time to time (the “Mortgage”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). All bonds issued or to be issued under the Mortgage, including the New Bonds offered by this prospectus, are referred to herein as “Collateral Trust Mortgage Bonds.” As summarized below, the Collateral Trust Mortgage Bonds will have the benefit of the lien of two mortgage indentures (the “Class A Mortgages”) to the extent of the aggregate principal amount of first mortgage bonds (the “Class A Bonds”) issued under the Class A Mortgages held by the Trustee and the lien of the Mortgage on our Mortgaged Property (as described below).

This section of the prospectus contains a summary of certain terms and provisions of the Mortgage and the Class A Mortgages. The Mortgage and the Class A Mortgages contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Bonds, the Mortgage or the Class A Mortgages. The Mortgage and the Class A Mortgages are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the Mortgage and the Class A Mortgages, including the definitions of some of the terms used in the Mortgage and the Class A Mortgages. We also include references in parentheses to some of the sections of the Mortgage. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Bonds described in the applicable prospectus supplement or supplements. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should also refer to the Trust Indenture Act for provisions that apply to the New Bonds.

General

The Mortgage permits us to issue Collateral Trust Mortgage Bonds from time to time subject to the limitations described under “—Issuance of Additional Collateral Trust Mortgage Bonds.” All Collateral Trust Mortgage Bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Collateral Trust Mortgage Bonds of that series. This means that we may from time to time, without notice to or consent of the existing holders of the Collateral Trust Mortgage Bonds of any series, including the New Bonds, create and issue additional Collateral Trust Mortgage Bonds of a series having the same terms and conditions as the previously issued Collateral Trust Mortgage Bonds of that series in all respects, except for issue date, price to public and, if applicable, the initial interest payment on those additional Collateral Trust Mortgage Bonds. Additional Collateral Trust Mortgage Bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued Collateral Trust Mortgage Bonds of that series. For more information, see the discussion below under “—Issuance of Additional Collateral Trust Mortgage Bonds.”

Terms of Specific Series of the New Bonds

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Bonds being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the series of New Bonds;

•	any limit upon the total principal amount of the series of New Bonds;

•	the dates, or the method to determine the dates, on which the principal of the series of New Bonds will be payable and how it will be paid;

•

the interest rate or rates which the series of New Bonds will bear, or how the rate or rates will be determined, the interest payment dates for the series of New Bonds and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the series of New Bonds and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the series of New Bonds that will be payable if the maturity of the series of New Bonds is accelerated;

•	any date or dates on which the series of New Bonds may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of New Bonds;

•	any additions or exceptions to the events of default under the Mortgage or additions or exceptions to our covenants under the Mortgage for the benefit of the holders of the series of New Bonds;

•	any denominations in which the series of New Bonds will be issued if other than multiples of $1,000;

•

if payments on the series of New Bonds may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the series of New Bonds may be converted into or exchanged for other securities of ours or of another entity;

•	any additional collateral security for the series of New Bonds that is not part of the Mortgaged Property; and

•	any other terms of the series of New Bonds not inconsistent with the terms of the Mortgage.

(Mortgage, Section 301.)

As of June 30, 2022, we had approximately $7,862 million aggregate principal amount of Collateral Trust Mortgage Bonds outstanding.

We may sell New Bonds at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Bonds sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Bonds at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Bonds denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Bonds denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the Mortgage will not afford holders of New Bonds protection in the event of a highly-leveraged or a change of control transaction involving us.

Redemption

We will set forth any terms for the redemption of New Bonds of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Bonds redeemable at the option of the holder of those New Bonds, the New Bonds will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Mortgage, Section 504.) Unless the New Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Bonds of any series or any tranche thereof are to be redeemed, the Trustee will select the New Bonds to be redeemed. (Mortgage, Section 503.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Bonds subject to such notice of redemption will cease to bear interest on the redemption date. (Mortgage, Section 505.) Unless otherwise specified in the applicable prospectus supplement, we will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Bond for redemption. (Mortgage, Section 505.) If only part of a New Bond is redeemed, the Trustee will deliver to the holder of the New Bond a new New Bond of the same series for the remaining portion at our expense. (Mortgage, Section 506.)

Unless otherwise specified in the applicable prospectus supplement, we may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Bonds. (Mortgage, Section 504.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest, if any, on each New Bond payable on any interest payment date will be paid to the person in whose name that New Bond is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Bond, the defaulted interest may be paid to the holder of that New Bond as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of the defaulted interest (and not less than 10 days after the Trustee receives notice of our proposal) or in any other manner permitted by any securities exchange on which that New Bond may be listed, if the Trustee finds it practicable. (Mortgage, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Bonds at maturity will be payable upon presentation of the New Bonds at the corporate trust office of The Bank of New York Mellon in The City of New York, as our paying agent. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to payment as they may appear or have appeared in the security register for the New Bonds. We may change the place of payment on the New Bonds, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion. (Mortgage, Section 702.)

As long as the New Bonds are registered in the name of DTC, or its nominee, as described under “—Book-Entry Only Securities,” payments of principal, premium, if any, and interest will be made to DTC for subsequent disbursement to Beneficial Owners (as defined below) of the New Bonds.

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Bonds through DTC’s book-entry system as described under “—Book-Entry Only Securities,” the transfer of New Bonds may be registered, and New Bonds may be exchanged for other New Bonds of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. (Mortgage, Section 305.) We may, upon prompt written notice to the Trustee and the holders of the New Bonds, designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the New Bonds. (Mortgage, Section 702.) No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange of the New Bonds. We will not be required to execute or to provide for the registration, transfer or exchange of any New Bond:

•	during the 15 days before an interest payment date;

•	during the 15 days before giving any notice of redemption; or

•	selected for redemption except the unredeemed portion of any New Bond being redeemed in part.

(Mortgage, Section 305.)

Security

The Mortgage imposes a lien on all of our tangible electric and gas utility property located in Louisiana, whether real, personal or mixed, together with our franchises, permits and licenses that are transferable and necessary for the operation of such property and our recorded easements and rights of way and our electric utility property located in Union County, Arkansas and certain related properties, in each case, other than Excepted Property (as defined below) and subject to Permitted Liens (as defined below). These properties are sometimes referred to as our “Mortgaged Property.”

The New Bonds will have the benefit of: (1) the first mortgage lien of each Class A Mortgage on the part of the Mortgaged Property covered thereby, as described below, to the extent of the aggregate principal amount of Class A Bonds issued under such Class A Mortgage held by the Trustee, subject to liens permitted under such Class A Mortgage, and (2) the first mortgage lien of the Mortgage on any of our Mortgaged Property that is not subject to the lien of any Class A Mortgage, subject to Permitted Liens. In addition, the New Bonds will have the benefit of a second mortgage lien on all of our Mortgaged Property that is subject to the lien of a Class A Mortgage, subject to Permitted Liens. To the extent that any Class A Bonds do not bear interest, which is permissible under the Mortgage, holders of the Collateral Trust Mortgage Bonds will not have the benefit of the lien of the related Class A Mortgage in respect of an amount equal to the accrued interest, if any, on the related Collateral Trust Mortgage Bonds (but would have the benefit of the first mortgage lien of the related Class A Mortgage in respect of an amount equal to the principal of the related Collateral Trust Mortgage Bonds and the benefit of the second mortgage lien of the Mortgage in respect of an amount equal to the principal of, and any accrued interest or premium on, the related Collateral Trust Mortgage Bonds).

Class A Bonds

Class A Bonds are first mortgage bonds issued under either of our Class A Mortgages. We currently have two Class A Mortgages: our Indenture of Mortgage dated September 1, 1926 (as restated, amended and supplemented, the “EGSL Mortgage”) and our Mortgage and Deed of Trust dated as of April 1, 1944 (as amended and supplemented, the “ELL Mortgage”). The Class A Bonds issued under the ELL Mortgage are and will be secured by a first mortgage lien (subject to liens permitted by the ELL Mortgage) on substantially all of our Mortgaged Property that was owned by us just before the merger of Entergy Gulf States Power, LLC (“EGSP LLC”) into us on October 1, 2015, together with replacements, additions and extensions of or to such property acquired by us. The Class A Bonds issued under the EGSL Mortgage are and will be secured by a first mortgage lien (subject to liens permitted by the EGSL Mortgage) on substantially all of our Mortgaged Property that was owned by EGSP LLC just before its merger into us, together with substitutions, replacements, additions and extensions of or to such property acquired by us. Neither Class A Mortgage will cover additional property acquired by us after the date of the aforesaid merger except property that constitutes a replacement, addition or extension of the property covered by such Class A Mortgage. If we merge or consolidate with an entity that has a first mortgage indenture on its property, we may designate that mortgage indenture as an additional Class A Mortgage.

If the Trustee holds all of the Class A Bonds outstanding under a particular Class A Mortgage, we may discharge that Class A Mortgage, and the lien of the Mortgage will become a first mortgage lien on the Mortgaged Property that was subject to that Class A Mortgage, subject only to Permitted Liens. As of June 30, 2022, we had approximately $6,180 million principal amount of Class A Bonds outstanding under the ELL Mortgage and approximately $3,578 million principal amount of Class A Bonds outstanding under the EGSL Mortgage.

Permitted Liens

The lien of the Mortgage is subject to permitted liens described in the Mortgage (the “Permitted Liens”). These Permitted Liens include, among others,

•	liens existing at the Execution Date, that have not been discharged, including the liens of the Class A Mortgages;

•

as to property acquired by us after the Execution Date, liens existing or placed on such property at the time we acquire such property, including the liens of any Class A Mortgages and any purchase money liens;

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of Governmental Authorities and specified liens required by law or governmental regulations;

•	liens to secure public or statutory obligations;

•	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those Persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

(Mortgage, Granting Clauses and Section 101.)

The Mortgage provides that the Trustee will have a lien, prior to the lien on the Mortgaged Property securing the New Bonds, for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (Mortgage, Section 1007.) This lien would be a Permitted Lien under the Mortgage.

The first mortgage liens of the Class A Mortgages are subject to similar, although not identical, permitted liens.

Excepted Property

The lien of the Mortgage does not cover, among other things, the following types of property:

•	all cash, deposit accounts, securities and all policies of insurance on the lives of our officers not paid or delivered to or deposited with or held by the Trustee or required so to be;

•

all contracts, leases, operating agreements and other agreements of all kinds and rights thereunder (other than our franchises, permits and licenses that are transferable and necessary for the operation of the Mortgaged Property), bills, notes and other instruments, revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•

all governmental and other licenses, permits, franchises, consents and allowances (other than our franchises, permits and licenses that are transferable and necessary for the operation of Mortgaged Property);

•	all unrecorded easements and rights of way;

•	all intellectual property rights and other general intangibles;

•	all vehicles, movable equipment, aircraft and vessels and all parts, accessories and supplies used in connection with any of the foregoing;

•	all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where we are organized;

•

all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, any nuclear fuel and all fuel, materials and supplies held for consumption in use or operation of any of our properties or held in advance of use thereof for fixed capital purposes;

•

all electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

•

all property that is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security; and the last day of the term of any lease or leasehold which may become subject to the lien of the Mortgage;

•

all property, real, personal and mixed, that has been released from the lien of any Class A Mortgage, whether before or after the Execution Date, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof;

•	all timber, minerals, mineral rights and royalties;

•

all natural gas wells, natural gas leases, natural gas lines or other property used in the production of natural gas or in the transmission of natural gas up to the point of connection with any gas distribution system owned by us (other than any transmission system or systems used for the transmission of natural gas between any gas distribution systems owned by us); and

•

all property, real, personal and mixed, that, after the Execution Date, has been released from the lien of the Mortgage, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof.

We sometimes refer to property of ours not covered by the lien of the Mortgage as “Excepted Property.” (Mortgage, Granting Clauses.)

The Class A Mortgages have similar, although not identical, exceptions to the property subject thereto.

Funded Property

The Mortgaged Property that is owned by us at any particular time is sometimes referred to as “Property Additions.” Property Additions will be or become Funded Property:

•	when designated by us to be funded in connection with the discharge of a Class A Mortgage; or

•	when used under the Mortgage for the issuance of Collateral Trust Mortgage Bonds, the release or retirement of Funded Property, or the withdrawal of funded cash deposited with the Trustee.

(Mortgage, Section 102.)

Issuance of Additional Bonds

Issuance of Additional Collateral Trust Mortgage Bonds

Collateral Trust Mortgage Bonds of any series may be issued from time to time on the basis of:

•	the aggregate principal amount of Class A Bonds (which need not bear interest) issued to the Trustee;

•

70% of the cost or fair value to us (whichever is less) of Property Additions that do not constitute Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities, as defined below; or

•	an amount of cash deposited with the Trustee.

(Mortgage, Sections 102, 1601, 1602, 1603, 1604 and 1605.)

“Retired Securities” means any Collateral Trust Mortgage Bonds authenticated and delivered under the Mortgage which:

•	no longer remain outstanding;

•	have not been made the basis of the authentication and delivery of Collateral Trust Mortgage Bonds, the release of Mortgaged Property or the withdrawal of funded cash; and

•	have not been paid, redeemed, purchased or otherwise retired by the application thereto of funded cash.

(Mortgage, Section 101.)

There is no “earnings” or similar test required under the Mortgage as a condition to the issuance of Collateral Trust Mortgage Bonds under the Mortgage.

Issuance of Additional Class A Bonds

The maximum principal amount of bonds that may be issued under the ELL Mortgage is limited to $100 billion at any time outstanding under the ELL Mortgage, subject to property additions and other limitations of the ELL Mortgage. Class A Bonds may be issued from time to time under the ELL Mortgage on the basis of:

•	80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

•	retirements of bonds issued under the ELL Mortgage or qualified lien bonds; or

•	deposit of cash with the trustee under the ELL Mortgage.

Property additions under the ELL Mortgage generally include the Mortgaged Property that was acquired by us after December 31, 1943, and was owned by us just before the merger of EGSP LLC into us, together with replacements, additions and extensions of or to such property acquired by us. Unfunded property additions are generally those that have not been used under the ELL Mortgage to issue bonds, release property, withdraw cash or replace retired property that has been used for such purposes.

There is no “earnings” or similar test required under the ELL Mortgage as a condition to the issuance of Class A Bonds under the ELL Mortgage.

Class A Bonds may be issued from time to time under the EGSL Mortgage, subject to the limitation that the aggregate principal amount of bonds issued under the EGSL Mortgage at any one time outstanding shall not exceed $100 billion, on the basis of:

•	an amount not exceeding 60% of available net additions;

•	available debt retirements of bonds and/or refundable indebtedness under the EGSL Mortgage; or

•	the deposit of cash with the trustee under the EGSL Mortgage.

Net additions under the EGSL Mortgage generally include the Mortgaged Property that was owned by EGSP LLC just before its merger into us, together with substitutions, replacements, additions and extensions of or to such property acquired by us. Available net additions are generally net additions that have not been used under the EGSL Mortgage to issue bonds, release property, withdraw cash or replace retired property that has been used for such purposes.

As a condition to the authentication and delivery of bonds under the EGSL Mortgage on the basis of property additions and (with certain exceptions) on the basis of retired bonds, qualified lien bonds and/or refundable indebtedness, our net earnings (as defined in the EGSL Mortgage) for a recent period of twelve consecutive calendar months must have been at least twice the annual interest requirements on all bonds outstanding under the EGSL Mortgage including the New Bonds offered by this prospectus.

As of June 30, 2022, we could have issued approximately $812 million principal amount of Class A Bonds under the ELL Mortgage on the basis of retired bonds, and we had approximately $3,254 million of unfunded property additions, entitling us to issue approximately $2,603 million principal amount of additional Class A Bonds under the ELL Mortgage on the basis of property additions. As of June 30, 2022, we could have issued approximately $1,814 million in principal amount of Class A Bonds under the EGSL Mortgage on the basis of available debt retirements, and we had approximately $179 million of available net additions, entitling us to issue approximately $107 million in principal amount of Class A Bonds under the EGSL Mortgage on the basis of available net additions (in each case, assuming such additional Class A Bonds do not bear interest). As of June 30, 2022, we could have issued approximately $5,336 million in principal amount of Collateral Trust Mortgage Bonds on the basis of Class A Bonds. As of June 30, 2022, we had approximately $6,180 million principal amount of Class A Bonds outstanding under the ELL Mortgage and approximately $3,578 million principal amount of Class A Bonds outstanding under the EGSL Mortgage.

As of June 30, 2022, we had approximately $713 million of unfunded Property Additions under the Mortgage, entitling us to issue approximately $499 million principal amount of Collateral Trust Mortgage Bonds on the basis of Property Additions. As of June 30, 2022, we were not entitled to issue any Collateral Trust Mortgage Bonds on the basis of Retired Securities. Class A Bonds, Property Additions and cash used as a basis for the issuance of Collateral Trust Mortgage Bonds under the Mortgage from time to time will be for the benefit of the holders of all Collateral Trust Mortgage Bonds outstanding under the Mortgage from time to time, including the holders of the New Bonds offered by this prospectus.

We have reserved the right to amend the EGSL Mortgage without any consent or other action by the holders of any bonds issued under the EGSL Mortgage created on or after July 1, 2014, to remove the earnings coverage test contained therein. In addition, each initial and future holder of Class A Bonds issued under the EGSL Mortgage (including the Trustee under the Mortgage), by its acquisition of an interest in such Class A Bonds, will irrevocably (a) consent to the amendment to the EGSL Mortgage to remove the net earnings test without any further action and (b) designate the trustee under the EGSL Mortgage as its proxy with irrevocable instructions to vote in favor of such amendment or to deliver a written consent thereto.

Other than the security afforded by the liens of the Mortgage, the ELL Mortgage, the EGSL Mortgage and restrictions on the issuance of additional Collateral Trust Mortgage Bonds and Class A Bonds described above, there are no provisions of the Mortgage that grant the holders of the Collateral Trust Mortgage Bonds protection in the event of a highly-leveraged transaction involving us.

Release of Property

Special Release Provision – While Class A Mortgage is in Effect

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property that is subject to a Class A Mortgage by obtaining the release of that property from the applicable Class A Mortgage. (Mortgage, Section 1808.)

Release of Property from Class A Mortgages

Properties subject to the lien of the ELL Mortgage may be released on the bases of:

•	the deposit of cash or purchase money mortgages;

•	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

•

(i) the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

Properties subject to the lien of the EGSL Mortgage may be released on the bases of:

•	the deposit of cash or, within certain limits, purchase money obligations and, in certain cases, governmental or municipal obligations;

•	the deposit of the proceeds of such properties with the holder of a prior lien;

•	available net additions; and

•	available debt retirements of bonds or refundable indebtedness under the EGSL Mortgage.

General Release Provisions

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for funded cash, upon delivery to the Trustee of an amount in cash equal to the amount, if any, as calculated by us, by which the lower of the cost or fair value of the property to be released exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by purchase money liens upon the property to be released and delivered to the Trustee;

•

an amount equal to the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the release);

•

10/7ths of the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with such entitlement being waived by operation of the release);

•

any amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money liens delivered to a holder of a prior lien on Mortgaged Property in consideration for the release of such Mortgaged Property from such prior lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Mortgage, Section 1803.)

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any part of the Mortgaged Property or any interest therein, which does not constitute Funded Property or funded cash held by the Trustee, without depositing any cash or property with the Trustee as long as (a) the aggregate amount of cost or fair value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of Property Additions acquired, made or constructed within the 90-day period preceding the release. (Mortgage, Section 1804.)

The Mortgage provides simplified procedures for the release of Mortgaged Property with an aggregate cost or fair value (whichever is less) of up to the greater of $10 million or 3% of the sum of outstanding Collateral Trust Mortgage Bonds and Class A Bonds (other than Class A Bonds held by the Trustee) during a calendar year and for the release of Mortgaged Property taken or sold in connection with the power of eminent domain; the Mortgage also provides for dispositions of certain obsolete or unnecessary Mortgaged Property and for grants or surrender of certain easements, leases or rights of way without any release or consent by the Trustee. (Mortgage Sections 1802, 1805 and 1807.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on that property or the interest in that property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for, any part or parts of that property unless we subject that property to the lien of the Mortgage. (Mortgage, Section 1810.)

The Mortgage also provides that we may terminate, abandon, surrender, cancel, release, modify or dispose of any of our franchises, permits or licenses that are Mortgaged Property without any consent of the Trustee or the holders of outstanding Collateral Trust Mortgage Bonds, provided that such action is, in our opinion, necessary, desirable or advisable in the conduct of our business. In addition, the Mortgage provides that, if any of our franchises, permits or licenses that are Mortgaged Property because they are necessary for the operation of other

Mortgaged Property cease to be necessary, in our opinion, for the operation of the Mortgaged Property, such franchises, permits or licenses shall automatically cease to be Mortgaged Property without any release or consent, or report to, the Trustee. (Mortgage, Section 1802.)

Withdrawal of Cash

Unless an event of default under the Mortgage has occurred and is continuing, and subject to specified limitations, cash held by the Trustee may generally, (1) be withdrawn by us (a) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after specified deductions and additions, primarily including adjustments to offset retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with the entitlement to the issuance being waived by operation of the withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Collateral Trust Mortgage Bonds delivered to the Trustee (with the Collateral Trust Mortgage Bonds being cancelled by the Trustee), or (2) upon our request, be applied to (a) the purchase of Collateral Trust Mortgage Bonds or (b) the payment (or provision for payment) at stated maturity of any Collateral Trust Mortgage Bonds or the redemption (or provision for payment) prior to stated maturity of any Collateral Trust Mortgage Bonds which are redeemable. (Mortgage, Section 1806.)

Satisfaction and Discharge of New Bonds

The New Bonds, or any portion of the New Bonds, will be deemed paid and no longer outstanding under the Mortgage and we can be discharged from our obligations on such New Bonds, or such portion of the New Bonds, if we irrevocably deposit with the Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, any interest, any premium and any other sums when due on such New Bonds, or such portion of the New Bonds, on the stated maturity date or a redemption date of such New Bonds, or such portion of the New Bonds (Mortgage, Section 801.) and upon the satisfaction of any additional conditions specified in the supplemental indenture, board resolution or officer’s certificate establishing each series of New Bonds.

Consolidation, Merger and Conveyance of Assets

Under the terms of the Mortgage, we may not consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the Mortgaged Property, unless:

•

the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Mortgaged Property as, or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction, and it expressly assumes our obligations on all Collateral Trust Mortgage Bonds then outstanding and under the Mortgage and confirms the lien of the Mortgage on the Mortgaged Property (as constituted immediately prior to the time such transaction becomes effective), including subjecting to the lien of the Mortgage all property thereafter acquired by the successor entity that constitutes an improvement, extension or addition to the Mortgaged Property (as so constituted) or a renewal, replacement or substitution of or for any part thereof, but only to the extent that such improvement, extension or addition is so affixed or attached to real property as to be regarded a part of such real property or is an improvement, extension or addition to personal property that is made to maintain, renew, repair or improve the function of such personal property and is physically installed in or affixed to such personal property;

•

in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Mortgage;

•	we shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Mortgage; and

•

immediately after giving effect to such transaction (and treating any debt that becomes an obligation of the successor entity as a result of such transaction as having been incurred by the successor entity at the time of such transaction), no event of default under the Mortgage, or event which, after notice or lapse of time or both, would become an event of default under the Mortgage, shall have occurred and be continuing.

(Mortgage, Section 1201.) In the case of the conveyance or other transfer of the Mortgaged Property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the Mortgage and on the Collateral Trust Mortgage Bonds then outstanding unless we elect to waive such release and discharge. (Mortgage, Section 1204.)

The Mortgage does not prevent or restrict:

•

any conveyance or other transfer, or lease, of any part of the Mortgaged Property that does not constitute the entirety, or substantially the entirety, of the Mortgaged Property; or (Mortgage, Section 1205.)

•

any conveyance, transfer or lease of any of our properties where we retain Mortgaged Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Collateral Trust Mortgage Bonds, and any other outstanding debt secured by a Class A Mortgage or a purchase money lien that ranks equally with, or senior to, the Collateral Trust Mortgage Bonds with respect to the Mortgaged Property (other than Class A Bonds held by the Trustee). This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select. (Mortgage, Section 1206.)

Although the successor entity may, in its sole discretion, subject to the lien of the Mortgage property then owned or thereafter acquired by the successor entity, the lien of the Mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the Mortgage, as described above. (Mortgage, Section 1203.)

The terms of the Mortgage do not restrict mergers in which we are the surviving entity. (Mortgage, Section 1205.) A statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the Mortgage described above unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger. In all other cases of a statutory merger pursuant to which any Mortgaged Property is allocated to one or more entities other than us, each allocation of any Mortgaged Property to an entity other than us shall be deemed, for purposes of the Mortgage, to be a transfer of such Mortgaged Property to such entity and not a merger. (Mortgage, Section 1207.)

Events of Default

Events of Default under the Mortgage

“Event of default,” when used in the Mortgage with respect to Collateral Trust Mortgage Bonds, means any of the following:

•

failure to pay interest on any Collateral Trust Mortgage Bond for 30 days after it is due unless we have made a valid extension of the interest payment period with respect to such Collateral Trust Mortgage Bond as provided in the Mortgage;

•

failure to pay the principal of or any premium on any Collateral Trust Mortgage Bond when due unless we have made a valid extension of the maturity of such Collateral Trust Mortgage Bond as provided in the Mortgage;

•

failure to perform or breach of any other covenant or warranty in the Mortgage that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive written notice from the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, unless the Trustee, or the Trustee and the holders of a principal amount of Collateral Trust Mortgage Bonds not less than the principal amount of Collateral Trust Mortgage Bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Collateral Trust Mortgage Bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

•	events of our bankruptcy, insolvency or reorganization as specified in the Mortgage;

•

so long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, any matured event of default under the applicable Class A Mortgage resulting in acceleration of such Class A Bonds; provided that any cure or waiver of such event of default and any rescission or annulment of such acceleration under the applicable Class A Mortgage shall constitute a cure, waiver, rescission or annulment under the Mortgage; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of Collateral Trust Mortgage Bonds.

(Mortgage, Sections 301, 901 and 1301.)

The Trustee is required to give notice of any default under the Mortgage known to the Trustee in the manner and to the extent required to do so by the Trust Indenture Act, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice to holders of the Collateral Trust Mortgage Bonds shall be given until at least 60 days after the occurrence thereof. The Trustee shall give to the trustee under each Class A Mortgage a copy of each notice of default given to the holders of Collateral Trust Mortgage Bonds. In addition, the Trustee shall give to the holders of Collateral Trust Mortgage Bonds copies of each notice of default under any Class A Mortgage given to the Trustee in its capacity as owner and holder of Class A Bonds under that Class A Mortgage. (Mortgage, Section 1002.)

So long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, such Class A Bonds shall be redeemed by us, in whole at any time, or in part from time to time, at a redemption price equal to the principal amount thereof, upon receipt by the trustee under the related Class A Mortgage of a written notice from the Trustee to us and such trustee stating that an event of default under the Mortgage has occurred and is continuing and that, as a result, there is due and payable a specified amount with respect to such Collateral Trust Mortgage Bonds, for the payment of which the Trustee has not received funds and specifying the principal amount of such Class A Bonds to be redeemed.

Defaults under the Class A Mortgages

Defaults under the existing Class A Mortgages include default in payment of principal or premium, if any, when due; default, for 60 days under the ELL Mortgage and 30 days under the EGSL Mortgage, in the payment of interest; certain events of bankruptcy, insolvency or reorganization; and default in other covenants for 90 days after notice by the trustee or the holders of a specified percentage of bonds outstanding under the applicable Class A Mortgage.

Remedies

Acceleration of Maturity

If an event of default under the Mortgage occurs and is continuing, then the Trustee, by written notice to us, or the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, by written notice to us and the Trustee, may declare the principal amount of all of the Collateral Trust Mortgage Bonds to be due and payable immediately, and upon our receipt of such notice, such principal amount, together with premium, if any, and accrued and unpaid interest will become immediately due and payable. (Mortgage, Section 902.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after such a declaration of acceleration has been made but before any sale of the Mortgaged Property and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Mortgage giving rise to such declaration of acceleration will be considered cured, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding Collateral Trust Mortgage Bonds;

(2)	the principal of and premium, if any, on the outstanding Collateral Trust Mortgage Bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful; and

(4)	all amounts due to the Trustee under the Mortgage; and

•	any other event of default under the Mortgage with respect to the Collateral Trust Mortgage Bonds has been cured or waived as provided in the Mortgage.

(Mortgage, Section 902.)

Trustee Powers

Subject to the Mortgage, under specified circumstances and to the extent permitted by law, if an event of default under the Mortgage occurs and is continuing, the Trustee is entitled to the appointment of a receiver for the Mortgaged Property and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Mortgage, Section 916.) In addition, the Trustee may exercise any right or remedy available to the Trustee as a holder of Class A Bonds which arises as a result of a default or event of default under any Class A Mortgage. (Mortgage, Section 917.)

Control by Holders

Other than its duties in the case of an event of default under the Mortgage, the Trustee is not obligated to exercise any of its rights or powers under the Mortgage at the request, order or direction of any of the holders, unless the holders offer the Trustee an indemnity satisfactory to it. (Mortgage, Section 1003.) If an event of default under the Mortgage has occurred and is continuing and they provide this indemnity, the holders of a majority in principal amount of the outstanding Collateral Trust Mortgage Bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Mortgage or that could involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. (Mortgage, Section 912.)

Limitation on Holders’ Right to Institute Proceedings

No holder of Collateral Trust Mortgage Bonds will have any right to institute any proceeding or remedy under or with respect to the Mortgage or the Collateral Trust Mortgage Bonds, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Mortgage;

•

the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series have made a written request to the Trustee and have offered indemnity satisfactory to the Trustee to institute proceedings; and

•

the Trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds inconsistent with the written request of holders referred to above;

provided that no holder or holders of Collateral Trust Mortgage Bonds shall have any right in any manner to affect or prejudice the rights of other holders of Collateral Trust Mortgage Bonds or to obtain priority over such other holders. (Mortgage, Section 907.) However, these limitations do not apply to the absolute and unconditional right of a holder of a Collateral Trust Mortgage Bond to institute suit for payment of the principal, premium, if any, or interest on the Collateral Trust Mortgage Bond on or after the applicable due date. (Mortgage, Section 908.)

Evidence to be Furnished to the Trustee

Compliance with the Mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the Trustee an annual certificate as to whether or not we have fulfilled our obligations under the Mortgage throughout the preceding year. (Mortgage, Section 705.)

Modification and Waiver

Modification Without Consent

Without the consent of any holder of Collateral Trust Mortgage Bonds, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Mortgage and in the Collateral Trust Mortgage Bonds;

•

to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Collateral Trust Mortgage Bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the Mortgage for all or any series of Collateral Trust Mortgage Bonds;

•

to change, eliminate or add any provision to the Mortgage; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of Collateral Trust Mortgage Bonds of such series has been obtained in accordance with the Mortgage; or

(2)	when no Collateral Trust Mortgage Bonds of the affected series remain outstanding under the Mortgage;

•	to provide additional security for any Collateral Trust Mortgage Bonds;

•	to establish the form or terms of Collateral Trust Mortgage Bonds of any other series as permitted by the Mortgage;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for us to use a noncertificated system of registration for the Collateral Trust Mortgage Bonds of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, Collateral Trust Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served;

•

to amend and restate the Mortgage as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect;

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect; or

•

to increase or decrease the maximum amount of Collateral Trust Mortgage Bonds that may be outstanding at any one time under the Mortgage to an amount that is not less than the aggregate principal amount of Collateral Trust Mortgage Bonds then outstanding.

(Mortgage, Section 1301.)

Modification and Waiver Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, is required for all other amendments or modifications to the Mortgage. However, if less than all of the series of Collateral Trust Mortgage Bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected Collateral Trust Mortgage Bond then outstanding to:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Collateral Trust Mortgage Bond, or reduce the principal amount of any Collateral Trust Mortgage Bond or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Collateral Trust Mortgage Bond;

•

create any lien ranking prior to or on a parity with the lien of the Mortgage with respect to the Mortgaged Property, terminate the lien of the Mortgage on the Mortgaged Property or deprive any holder of a Collateral Trust Mortgage Bond of the benefits of the security of the lien of the Mortgage;

•

reduce the percentage in principal amount of the outstanding Collateral Trust Mortgage Bonds of any series the consent of the holders of which is required for any amendment or modification or any waiver of compliance with a provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements thereunder for a quorum or voting; or

•	modify certain provisions of the Mortgage relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Collateral Trust Mortgage Bonds of any series.

A supplemental indenture that changes the Mortgage solely for the benefit of one or more particular series of Collateral Trust Mortgage Bonds, or modifies the rights of the holders of Collateral Trust Mortgage Bonds of one or more series, will not affect the rights under the Mortgage of the holders of the Collateral Trust Mortgage Bonds of any other series. (Mortgage, Section 1302.)

The holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, may waive compliance by us with some restrictive provisions of the Mortgage. (Mortgage, Section 706.) The holders of a majority in principal amount of then outstanding Collateral Trust Mortgage Bonds may waive any past default under the Mortgage, except a default in the payment of principal, premium, if any, or interest on any outstanding Collateral Trust Mortgage Bonds and certain covenants and provisions of the Mortgage that cannot be modified or amended without the consent of the holder of each outstanding Collateral Trust Mortgage Bond of any affected series. (Mortgage, Section 913.)

The Mortgage provides that Collateral Trust Mortgage Bonds owned by us or anyone else required to make payment on the Collateral Trust Mortgage Bonds shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Mortgage, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or similar act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Collateral Trust Mortgage Bonds have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Collateral Trust Mortgage Bonds will be computed as of the record date.

Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Collateral Trust Mortgage Bond will bind every future holder of that Collateral Trust Mortgage Bond and the holder of every Collateral Trust Mortgage Bond issued upon the registration of transfer of or in exchange for that Collateral Trust Mortgage Bond. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Collateral Trust Mortgage Bond. (Mortgage, Section 106.)

Voting of Class A Bonds

The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Collateral Trust Mortgage Bonds, attend meetings of holders of bonds under the related Class A Mortgage, or deliver its proxy in connection with those meetings, that relate to matters with respect to which it, as a holder, is entitled to vote or consent. The Mortgage provides that, so long as no event of default under the Mortgage has occurred and is continuing and except for the rights and remedies of the Trustee in case of a default or matured event of default under a Class A Mortgage, the Trustee will, as holder of the Class A Bonds, vote or consent (without any consent or other action by the holders of the Collateral Trust Mortgage Bonds, except as described in the proviso of clause (2) below) in favor of any amendments or modifications to the applicable Class A Mortgage as follows:

1.

to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision and any combination of the foregoing and/or, without limiting the generality of the foregoing, to effect certain amendments included in supplemental indentures to the ELL Mortgage and the EGSL Mortgage; and/or;

2.

with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clause (1) above, vote all the Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Mortgage, would require the consent of holders of Collateral Trust Mortgage Bonds as described under “Modification and Waiver,” without the prior consent of holders of Collateral Trust Mortgage Bonds which would be required for an amendment or modification of the Mortgage.

(Mortgage, Section 1705.)

We may make amendments to, or eliminate some of the covenants in, the ELL Mortgage with the consent of the holders of a majority of the bonds outstanding under the ELL Mortgage considered as one class, provided that, if less than all series of such bonds are affected, only the consent of holders of a majority of such bonds of each series affected, considered as one class, is required for such modification, but no such modification shall, without the consent of the holder of any such bond affected by such modification, permit:

•	the extension of the maturity or reduction of the principal of or interest on such bond or other modification in the terms of payment of such principal or interest;

•

the creation of a lien that is prior or equal to the lien of the ELL Mortgage with respect to the mortgaged property under the ELL Mortgage or the deprivation of any non-assenting holder of such bonds of the benefit of a lien on the mortgaged property under the ELL Mortgage (subject only to excepted encumbrances as defined in the ELL Mortgage); or

•	the reduction of the percentage required for modification of the ELL Mortgage.

We may make amendments to, or eliminate some of the covenants in, the EGSL Mortgage with the consent of the holders of not less than 75% in aggregate principal amount of the bonds outstanding under the EGSL Mortgage, including not less than 60% of each series affected, but no such modification shall:

•

extend the maturity of any such bonds or reduce the rate or extend the time of payment of interest on any such bonds or reduce the amount of principal of any such bonds, or reduce any premium payable on the redemption of any such bonds, without the consent of the holder of such affected bond;

•

permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the EGSL Mortgage, without the consent of the holders of all the bonds then outstanding under the EGSL Mortgage; or

•	reduce the above-described percentage of holders of bonds under the EGSL Mortgage required to approve any such modification, without the consent of the holders of all such bonds then outstanding.

If we amend a Class A Mortgage to eliminate one or more covenants as described above, a holder of Collateral Trust Mortgage Bonds would no longer benefit from such covenants.

Resignation of a Trustee; Removal

The Trustee may resign at any time by giving written notice to us or may be removed at any time by an act of the holders of a majority in principal amount of Collateral Trust Mortgage Bonds then outstanding delivered to the Trustee and us at least 31 days prior to such removal. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (Mortgage, Section 1010.)

Notices

Notices to holders of New Bonds will be given by mail in writing to the addresses of such holders as they may appear in the security register for the New Bonds. (Mortgage, Section 108.)

Title

We, the Trustee, and any of our or the Trustee’s agents, may treat the person in whose name New Bonds are registered as the absolute owner thereof, whether or not the New Bonds may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Mortgage, Section 308.)

Governing Law

The Mortgage is, and the New Bonds will be, governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles, except where otherwise required by law, including with respect to the creation, perfection, priority or enforcement of the lien of the Mortgage. (Mortgage, Section 114.)

Consent to Amendments

Each initial and future holder of the New Bonds, by its acquisition of an interest in such New Bonds, will irrevocably (a) consent to the amendments to the Mortgage described herein, without any other or further action by any holder of such New Bonds, and (b) designate the Trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Information about the Trustee

The Trustee is The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon also acts, and may act, as trustee under the ELL Mortgage, the EGSL Mortgage, and various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of our respective businesses.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through DTC. Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the New Bonds within the DTC system must be made by or through participants, who will receive a credit for the New Bonds on DTC’s records. The ownership interest of each actual purchaser of each New Bond (“Beneficial Owner”) is in turn to be recorded on the participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their New Bonds of a series, except in the event that use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds. DTC’s records reflect only the identity of the participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the Mortgage. Beneficial Owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of participants and not of DTC, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving reasonable notice to us or the Trustee. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we will receive from that sale; and

5.	any discounts or concessions to be allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate-covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Louisiana, LLC incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds and certain legal matters with respect to the offering of the New Bonds will be passed upon for us by Dawn A. Balash, Esq., Assistant General Counsel—Corporate and Securities, of Entergy Services, LLC, New Orleans, Louisiana, as to matters of Louisiana law, Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, and Duggins Wren Mann & Romero, LLP, Austin, Texas, as to matters of Texas law. Ms. Balash may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to her opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to her opinion. Morgan, Lewis & Bockius LLP may rely on the opinion of Ms. Balash as to matters of Louisiana law relevant to its opinion, and on the opinion of Duggins Wren Mann & Romero, LLP as to matters of Texas law relevant to its opinion. Duggins Wren Mann & Romero, LLP may rely on the opinion of Ms. Balash as to matters of Louisiana law relevant to its opinion, and on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents us and certain of our affiliates in connection with various matters.